Exhibit 99.B6(b)


                               AMENDMENT NO. 1 TO

                             UNDERWRITING AGREEMENT


         AGREEMENT made as of this fifteenth day of August, 1997 between Keyport Variable Investment Trust, a Massachusetts business trust (the "Trust"), and Keyport Financial Services Corp., a Massachusetts corporation ("KFSC").

                                     Recital
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         Reference is made to the Underwriting Agreement dated June 7, 1993 between the Trust and KFSC (the "Underwriting Agreement"). The parties are entering into this Agreement to amend the Underwriting Agreement.

                                    Agreement
                                    ---------

         NOW, THEREFORE, in consideration of the premises and other valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereby agree as follows:

         1. The Underwriting Agreement shall be limited (and KFSC's role as principal underwriter of the Trust shall be limited) to sales of shares of the Trust to separate accounts of insurance companies which are affiliates of Keyport Life Insurance Company or Liberty Mutual Life Insurance Company, except as the parties may otherwise agree in writing.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as if under seal as of the date first written above.

                                            KEYPORT VARIABLE INVESTMENT TRUST


                                            By
                                               ------------------------------
                                            Title:


                                            KEYPORT FINANCIAL SERVICES CORP.


                                            By
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                                            Title: